Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 O: 650.493.9300 F: 650.493.6811

June 5, 2020

Applied Molecular Transport Inc.

1 Tower Place, Suite 850

South San Francisco, CA 94080

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Applied Molecular Transport Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, relating to the registration under the Securities Act of 1933, as amended, of (i) 905,000 shares of common stock, par value $0.0001 per share (“Common Stock”) reserved for issuance pursuant to the Company’s 2015 Equity Incentive Plan, (ii) 3,273,506 shares of Common Stock reserved for issuance pursuant to the Company’s 2016 Equity Incentive Plan, (iii) 3,768,075 shares of Common Stock reserved for issuance pursuant to the Company’s 2020 Equity Incentive Plan, and (iv) 314,006 shares of Common Stock reserved for issuance pursuant to the Company’s 2020 Employee Stock Purchase Plan (which plans are referred to herein as the “Plans” and which shares of Common Stock are referred to herein as the “Shares”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

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